EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2020, relating to the consolidated financial statements of SWK Holdings Corporation, which appears in the Annual Report of SWK Holdings Corporation for the year ended December 31, 2019.

/s/ BPM LLP

San Jose, California
August 17, 2020